                                                                 Exhibit 10.2(q)

June 1, 2004

Michael de Kare Silver
14 Wilton  Street
London SW1X 7AF

Dear Michael:

     This letter constitutes the agreement (the "Agreement") between you and Modem Media, Inc. (the "Company") regarding benefits due to you under certain circumstances as described below.

     1. Acceleration of Stock Options Upon Termination. The vesting of your Company stock options granted to you prior to the date of this letter (excluding Grant No. 99-1352 for 23,255 options) will be fully accelerated and become fully exercisable upon either of the following events:

     A. The termination of your employment by you for Good Reason within eighteen (18) months after a Change of Control; or

     B. The termination of your employment or being placed on garden leave by the Company or its successor (other than for Cause) within eighteen (18) months after a Change of Control.

     2. Change of Control. For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following events: (i) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets; or (iii) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities.

     3. Termination for Cause. For purposes of this Agreement, "Cause" shall mean (i) your gross misconduct in the performance of your duties for the Company; (ii) your engaging in illegal conduct (other than any misdemeanor, traffic violation or similar misconduct) in connection with your performance of duties for the Company; or (iii) your commission of a felony. The determination as to whether "Cause" exists shall be made by me (or such other individual who may become your immediate supervisor), and such determination shall be final and binding on all persons.

     4. Termination for Good Reason. For purposes of this Agreement, "Good Reason" shall mean a material reduction in your compensation or/and employee benefits; material reduction in your job responsibilities or position; or relocation of your work location by more than fifty (50) miles.

     5. Other Agreements. Except as specifically stated herein, all other terms and conditions of prior written agreements regarding the subject of your employment, including that certain letter dated September 26, 2002, shall remain in full force and effect.

Kindly indicate your agreement to the foregoing by signing in the space provided below.

                                        Very truly yours,
                                        MODEM MEDIA, INC.


                                        /s/ Marc C. Particelli
                                        ----------------------------------------
                                        Title: CEO and President

ACCEPTED AND AGREED:


/s/ Michael de Kare Silver
--------------------------
Date:
     --------------------